Rule 17g-1 - Bonding of Officers and Employees of
Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I
				$2,500,000

JPMorgan Trust II
				$2,500,000

Undiscovered Managers Funds			$
1,200,000

JPMorgan Insurance Trust			$
1,250,000

J.P. Morgan Fleming Mutual Fund Group, Inc.	$
2,500,000

J.P. Morgan Mutual Fund Group			$
50,000

J.P. Morgan Mutual Fund Investment Trust	$
1,500,000

JPMorgan Institutional Trust
			$2,500,000

Pacholder High Yield Fund, Inc.			$
600,000

J.P. Morgan Access Multi-Strategy Fund, L.L.C.	$1,250,000

J.P. Morgan Access Multi-Strategy Fund II
	$600,000


The Premium for JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, Pacholder High Yield Fund, Inc., J.P. Morgan Access Multi-Strategy Fund, L.L.C. and J.P. Morgan Access Multi-Strategy Fund II is paid for the period March 1, 2013 to March 1, 2014.